NEWS RELEASE

DRESS BARN, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 SALES AND EARNINGS

SUFFERN, NY - SEPTEMBER 17, 2008 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for the fourth quarter and fiscal year ended July 26, 2008.

Fiscal Fourth Quarter Results

Net sales for the fiscal fourth quarter ended July 26, 2008 were $382.3 million, compared with net sales of $379.9 million for the fiscal fourth quarter ended July 28, 2007. Comparable store sales for the quarter declined 2% versus the prior year’s increase of 5%.

By division, net sales at dressbarn stores were $238.5 million compared with net sales of $251.0 million in the fourth quarter of fiscal 2007. Comparable store sales for the quarter declined 5%, compared to the prior year’s 1% increase. Net sales at maurices stores were $143.8 million compared with net sales of $128.9 million in the fourth quarter of fiscal 2007. Comparable store sales for the quarter increased 4% on top of the prior year’s 13% increase.

Net earnings for the fiscal fourth quarter were $22.1 million, or $0.34 per diluted share. This compares to record net earnings of $33.6 million, or $0.48 per diluted share for the comparable period of fiscal 2007.

2008 Fiscal Year Results

Net sales for the fiscal year ended July 26, 2008 were $1.444 billion, compared with net sales of $1.427 billion for the fiscal year ended July 28, 2007. Comparable store sales declined 3% versus the prior year’s increase of 5%.

By division, net sales at dressbarn stores were $887.6 million compared with net sales of $934.8 million for fiscal 2007. Comparable store sales declined 7% versus the prior year’s increase of 4%. Net sales at maurices stores were $556.6 million compared with net sales of $491.8 million for fiscal 2007. Comparable store sales increased 4% on top of last year’s increase of 7%.

Net earnings for fiscal 2008 were $74.1 million, or $1.15 per diluted share. This compares to record net earnings of $101.2 million, or $1.45 per diluted share for fiscal 2007.

Commentary

David R. Jaffe, President and Chief Executive Officer stated, “Our full year results certainly show the impact of what has been a very challenging retail environment. While we have not been able to avoid the pressures of the marketplace, we have managed the business prudently and made a number of improvements to our operations and created a leaner, more responsive business model. At the store level, we have successfully implemented significant inventory controls to reduce our exposure to markdowns. We have also been vigilant with regard to expenses, investing only in those areas where we see a clear return on investment.”

Mr. Jaffe continued, “Our dressbarn stores business has shown recent improvement due to improved execution, trend-right merchandise assortment, and effective marketing programs that reinforce our value message to consumers. With our most difficult comparisons behind us, we believe that our Company can perform well even in view of our expectation for a continued challenging environment. At maurices stores, while the start to the back to school season has been softer than anticipated, we believe that maurices is appropriately positioned given the current difficult environment.”

Mr. Jaffe concluded, “Our Company continues to generate good levels of cash flow ending the fiscal year with approximately $278 million of cash and investments. As we look forward, we believe that we can effectively leverage our strong financial position to our strategic advantage, particularly as we open new locations and update our store base with targeted remodels. While we continue to plan our business prudently and carefully manage our expenses and inventory, we believe that we have the ability to respond quickly and effectively to any improvements in market conditions and to flow incremental benefits to our bottom line.”

Fiscal July 2009 Guidance

The Company’s guidance for earnings per diluted share for fiscal 2009 is in the range of $1.23 to $1.28, based on approximately 67.5 million fully diluted shares outstanding and is reflective of the Company’s current business outlook. This earnings per share estimate is based upon various assumptions, including estimated comparable store sales growth in the low single digits for the year. The Company plans to open 100 stores and close 30 stores, ending fiscal 2009 with approximately 1,575 stores in operation. Capital expenditures are estimated at $70 million.

Conference Call Information

The Company will conduct a conference call today, September 17, 2008 at 4:30 PM Eastern Time to review its fiscal fourth quarter and year end financial results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 597-5362 five minutes prior to the start time, the passcode is 81104575. The call will also be simultaneously broadcast at www.dressbarn.com. A recording of the call will be available shortly after its conclusion and until October 17, 2008 by dialing (617) 801-6888, the passcode is 14532793.

ABOUT DRESS BARN, INC.
Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality casual and career fashion apparel through its dressbarn and maurices brands. As of July 26, 2008, the Company operated 826 dressbarn stores in 46 states and 677 maurices stores in 44 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 28, 2007 and Form 10-Q for the quarter ended April 26, 2008.

CONTACT:  Dress Barn, Inc.
      Investor Relations
      (845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirteen Weeks Ended
	July 26, 2008		July 28, 2007

Net sales	$382,303	100.0%	$379,902	100.0%
Cost of sales, including occupancy and buying costs	231,309	60.5%	216,010	56.9%
Gross profit	150,994	39.5%	163,892	43.1%
Selling, general and administrative expenses	101,854	26.6%	100,130	26.4%
Depreciation and amortization	12,474	3.3%	11,935	3.1%
Operating income	36,666	9.6%	51,827	13.6%

Interest income	1,826	0.5%	2,637	0.7%
Interest expense	(1,192)	-0.3%	(1,152)	-0.3%
Other (expense) income	(671)	-0.2%	371	0.1%
Earnings before income taxes	36,629	9.6%	53,683	14.1%
Income taxes	14,515	3.8%	20,054	5.3%
Net earnings	$22,114	5.8%	$33,629	8.9%

Earnings per share:
Basic	$0.37		$0.54
Diluted	$0.34		$0.48

Weighted average shares outstanding:
Basic	60,175		62,370
Diluted	64,495		70,027

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Fifty-Two Weeks Ended
	July 26, 2008		July 28, 2007

Net sales	$1,444,165	100.0%	$1,426,607	100.0%
Cost of sales, including occupancy and buying costs	885,927	61.3%	842,192	59.0%
Gross profit	558,238	38.7%	584,415	41.0%
Selling, general and administrative expenses	397,424	27.5%	383,652	26.9%
Depreciation and amortization	48,200	3.3%	45,791	3.2%
Operating income	112,614	7.8%	154,972	10.9%

Interest income	7,817	0.5%	7,051	0.5%
Interest expense	(4,825)	-0.3%	(4,883)	-0.3%
Other income	512	0.0%	1,382	0.1%
Earnings before income taxes	116,118	8.0%	158,522	11.1%
Income taxes	42,030	2.9%	57,340	4.0%
Net earnings	$74,088	5.1%	$101,182	7.1%

Earnings per share:
Basic	$1.23		$1.63
Diluted	$1.15		$1.45

Weighted average shares outstanding:
Basic	60,102		62,020
Diluted	64,467		70,022

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited Amounts in thousands
	July 26, 2008	July 28, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$127,226	$67,133
Marketable security investments	92,697	177,446
Merchandise inventories	186,983	197,143
Deferred income tax asset	-	4,242
Prepaid expenses and other	24,882	17,831
Total Current Assets	431,788	463,795

Property, Plant and Equipment	525,605	485,203
Less accumulated depreciation and amortization	251,326	228,749
Property, Plant and Equipment, net	274,279	256,454

Intangible Assets, net	107,802	108,932
Goodwill	130,656	130,656
Marketable Security Investments	58,404	-
Other Assets	21,530	21,488
TOTAL ASSETS	$1,024,459	$981,325

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable - trade	$121,084	$133,802
Accrued salaries, wages and related expenses	27,934	30,062
Other accrued expenses	50,970	60,009
Customer credits	14,822	15,141
Income taxes payable	-	4,238
Deferred income tax liability	401	-
Current portion of long-term debt	116,277	116,211
Total Current Liabilities	331,488	359,463

Long-Term Debt	27,263	28,540
Deferred Rent and Lease Incentives	62,003	53,356
Deferred Compensation and Other Long Term Liabilities	44,391	25,862
Deferred Income Tax Liability	3,232	4,703
Total Liabilities	468,377	471,924
Shareholders' Equity	556,082	509,401
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,024,459	$981,325